UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2021

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices)            (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	BNFT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (d) Departure and Election of Directors

On October 29, 2021, the Board of Directors (the “Board”) of Benefitfocus, Inc. (the “Company”) expanded the Board by one seat and appointed James Bradley Wilson as a Class I director to hold office until the Company’s 2023 annual meeting of stockholders or until his successor is duly elected and qualified.

While the Board’s Nominating and Governance Committee has not formulated any specific minimum qualifications for director candidates, it has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills, independence, and diversity. After conducting a broad and thorough process, the Nominating and Governance Committee recommended Mr. Wilson for appointment to the Board.

The Board has determined that Mr. Wilson is an independent director under the relevant SEC and Nasdaq rules. Accordingly, following Mr. Wilson’s appointment, the Board remains majority independent. Effective as of October 29, 2021, Mr. Wilson also joined the Board’s Nominating and Governance Committee, which is now comprised of Mr. Wilson (Chair), Francis J. Pelzer V, and Zeynep Young.

On October 29, 2021, Mr. Wilson entered into an Independent Director Compensation Agreement in substantially the form filed by the Company with the SEC as Exhibit 10.21 to its Form 8-K on June 23, 2014. Mr. Wilson will be compensated in accordance with the Company’s compensation program for independent directors set forth in its definitive proxy statement for the 2021 annual meeting of stockholders filed with the SEC on May 17, 2021, including an initial grant of $200,000 worth of restricted stock units under the Company’s Second Amended and Restated 2012 Stock Plan, as amended.

Mr. Wilson, age 68, retired from Blue Cross and Blue Shield of North Carolina (“BCBSNC”) in 2018, after joining the company in 1995. Mr. Wilson served in a variety of senior level positions while at BCBSNC, including most recently as President and Chief Executive Officer since 2010, and prior to that as Executive Vice President, Chief Operating Officer, Executive Vice President, Chief Administrative Officer and Corporate Secretary, and Senior Vice President, General Counsel and Corporate Secretary. Mr. Wilson served as General Counsel to North Carolina Governor James B. Hunt Jr. from 1992 to 1995. From 1978 to 1992, he was in the private practice of law at Carpenter, Wilson, Cannon and Blair, P.A., serving as Managing Partner from 1988 to 1992. Mr. Wilson is currently an Executive in Residence at North Carolina Agricultural & Technical University and was an Executive in Residence at Wake Forest University from 2018 to 2021. He also has been engaged as a consultant with SAS Institute Inc. since 2018. From 2019 to 2020, Mr. Wilson was a consultant with the Center for Medicare and Medicaid Services in Washington, DC. From 2018 to 2020, he was the Chancellor’s Senior Advisor for Business at the University of North Carolina at Chapel Hill. From 2018 to 2020, Mr. Wilson was also an advisor to the Kenan Flagler Business School’s Center for the Business of Healthcare and Gillings School of Public Health. During this period, he served as adjunct faculty and lecturer at the Gillings School of Public Health and also lectured at the Kenan Flagler Business School. Mr. Wilson currently serves on the board of directors of Cecelia Health, Inc., CliniStart, Inc., Halcyon Health, Inc., Risalto Health Inc., and Lucerno Dynamics, LLC, and the board of advisors of CitiusTech Inc. Mr. Wilson holds a B.A. in History and an honorary doctorate from Appalachian State University, an M.A. in Liberal Studies from Duke University, and a J.D. from Wake Forest University.

There have been no transactions in which the Company has participated and in which Mr. Wilson had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

On October 29, 2021, Francis J. Pelzer V notified the Board that he does not intend to stand for re-election at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”) and will retire from the Board after more than eight years of service. Mr. Pelzer will continue to serve on the Board until the 2022 Annual Meeting, when his current term will expire. Mr. Pelzer’s decision to retire from the Board and not stand for re-election was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the press release regarding the appointment of Mr. Wilson to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release dated November 1, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: November 1, 2021	/s/ Alpana Wegner
Alpana Wegner
Chief Financial Officer